CONSENT OF COUNSEL

I hereby consent to the incorporation by reference in this Annual Report on Form 10-KSB of my consent dated November 1, 2000, appearing in the North Shore Capital IV, Inc. Registration Statement on Form 10SB12G filed November 1, 2000. I also consent to the reference tomes under the heading "Exhibits" in such Registration Statement.

GERARD WERNER, Esq.

/s/ Gerard Werner, Esq.

By:_______________________

Sheboygan, WI
September 7, 2005